                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)



                                                                                                            SIMON
                                                                                                           PROPERTY
                       SIMON PROPERTY                                                                        GROUP
                         GROUP, L.P.      SIMON DeBARTOLO GROUP, L.P.    SIMON PROPERTY GROUP, L.P.    (the Predecessor)
                      ---------------     ---------------------------    --------------------------    ----------------
                             For the nine months                                        For the period    For the period
                             ended September 30,     For the year ended December 31,      December 20      January 1 to
                             -------------------     -------------------------------      to December        December
                               1998       1997      1997      1996     1995      1994       31, 1993         19, 1993
                             -------------------    ---------------------------------   -------------     -------------
Earnings:
  Income (loss) before
  extraordinary items
  and preferred
  distributions ..........  $141,273   $145,761  $220,434  $134,663  $101,505  $ 60,308      $ 8,707      $  6,912
  Add:
    Minority interest in
    income of majority
    owned subsidiaries ...     4,704       3,648     5,270    4,300     2,681     3,759           58         3,558
    Distributed income
    from unconsolidated
    entities .............    21,737       7,980    15,619    5,538     6,214     5,795           --         6,076
  Fixed charges ..........   330,563     227,784   322,685  210,913   154,159   154,580        3,690       161,856
  Less:
    Loss (income) from
    unconsolidated
    entities ..............    4,142       7,039    (8,690)   (4,060)  (5,140)   (1,034)         (43)        1,091
    Interest capitalized ..  (11,985)     (8,538)  (11,932)   (5,831)  (1,515)   (1,586)          --           (86)
                            --------    --------  --------  -------- --------  --------      -------      --------
Earnings .................  $490,434    $383,674  $543,386  $345,523 $257,904  $221,822      $12,412      $179,407
                            ========    ========  ========  ======== ========  ========      =======      ========
Fixed Charges:
   Portion of rents repre-
   sentative of the
   interest factor .......     3,282       2,760     3,732     2,900    2,420     2,087           37         1,491
   Interest on indebtedness
   (including amortization
   of debt expense) ......   315,296     216,486   307,021   202,182  150,224   150,907        3,653       160,279
   Interest capitalized ..    11,985       8,538    11,932     5,831    1,515     1,586           --            86
                            --------    --------  --------  -------- --------  --------      -------      --------
   Fixed Charges .........  $330,563    $227,784  $322,685  $210,913 $154,159  $154,580      $ 3,690      $161,856
                            ========    ========  ========  ======== ========  ========      =======      ========
   Ratio of Earnings to
   Fixed Charges .........      1.48        1.68      1.68      1.64     1.67      1.43         3.36          1.11
                            ========    ========  ========  ======== ========  ========      =======      ========